Exhibit 10.1

BY

HANWHA CHEMICAL CORPORATION

(“Guarantor”)

IN FAVOUR OF

GOVERNMENT OF MALAYSIA

(“Lender”)

CORPORATE GUARANTEE

GUARANTEE

THIS GUARANTEE (“Guarantee”) is issued on this day of             2012 by:

(1)	Hanwha Chemical Corporation, whose principal place of business is at 1 Janggyo-dong Jung-gu, Seoul 100-797 Korea, registered under 110111-0360935 with the Jurisdictional Registry Office (“Guarantor”):

IN FAVOUR OF:

(2)	The Government of Malaysia for this purpose being represented by the Ministry of Finance and having its address at Kompleks Kementerian Kewangan, No. 5, Persiaran Perdana, Precinct 2, 62592 Federal Territory of Putrajaya (“Lender”).

Each of Guarantor and Lender are sometimes referred to herein as the “Party” and referred to together as the “Parties”.

RECITALS

WHEREAS:

(A)	Pursuant to a Facility Agreement dated 29 June 2009 as amended pursuant to a Supplemental Facility Agreement dated the date hereof (the “Supplemental Facility Agreement”) (as amended by the Supplemental Facility Agreement, the “Facility Agreement”), the Lender has made a fixed rate term loan of the aggregate principal amount of RM850,000,000.00 to Q-CELLS MALAYSIA SDN. BHD. (Company No. 810647-M) (“Borrower”) upon the terms and conditions contained therein, which has been fully drawn down.

(B)	The Borrower’s obligations under the Facility Agreement are secured by (a) a Corporate Guarantee from by Q-Cells SE, currently known as Global PVQ SE (the “Original Guarantor”) dated 29 June 2009 (the “Original Guarantee”) and (b) a Debenture executed by the Borrower dated 29 June 2009 as amended pursuant to the Supplemental Debenture dated the date hereof (as amended by the Supplemental Debenture, the “Debenture”).

(C)	It is a condition to the rescheduling of the repayment of principal and revision of interest rates as set forth in the Supplemental Facility Agreement, and the full discharge of the Original Guarantor from all of its obligations under the Original Guarantee that, among others, the Guarantor shall provide this Guarantee for the benefit of the Lender.

THEREFORE:

The Guarantor hereby issues this Guarantee to the Lender according to the following terms:

ARTICLE I: DEFINITIONS AND INTERPRETATON

1.01	Meaning as in Facility Agreement

In this Guarantee except to the extent that the context otherwise requires and as otherwise defined in Clause 1.02 below, the words, terms and expressions used herein shall bear the same meaning as the words, terms and expressions used in the Facility Agreement.

1.02	Definitions

In addition to and without prejudice to the provisions of Clause 1.01 hereof, in this Guarantee where the context so admits, the following words and expressions shall have the following meanings:

(a)	“Borrower” has the meaning ascribed to it in Recital (A).

(b)	“Business Days” means any day excluding Saturdays, Sundays, public holidays or unscheduled holidays in Kuala Lumpur on which banks are open for business in the Federal Territory of Kuala Lumpur, Malaysia and Seoul, Korea.

(c)	“Event of Default” means any of the events or circumstances described in Clause 11.1 of the Facility Agreement.

(d)	“Facility” has the meaning assigned to it in the Facility Agreement.

(e)	“Facility Agreement” has the meaning ascribed to it in Recital (A).

(f)	“Finance Documents” means the Facility Agreement, the Debenture and this Guarantee.

(g)	“Guarantee” means this guarantee and where the context so admits, including any amendment(s) or variation(s) hereof and addition(s) hereto from time to time and any other instrument(s) executed or hereafter or from time to time executed supplemental hereto or in substitution hereof.

(h)	“Outstanding Amount” means at any given time, the aggregate amount of all Drawdowns outstanding and accrued interest and, if applicable, default interest thereon, in each case, calculated in accordance with the terms of the Facility Agreement.

(i)	“Relevant Default Rate” means the rate payable pursuant to Clause 5.3 of the Facility Agreement (after as well as before judgment).

(j)	“Ringgit Malaysia” and the sign “RM” means the legal currency of Malaysia.

(k)	“Secured Indebtedness” means at any given time, the Outstanding Amount and all other indebtedness of the Borrower to the Lender arising under or in connection with the Facility Agreement.

(l)	“Security Documents” means the Debenture and this Guarantee.

(m)	“year” means a 365-day year

1.03	Interpretation

(1)	Any reference in this Guarantee to:-

(a)	a “month” means (and references to “months” shall be construed accordingly) a period starting on one day in a calendar month and ending on the day immediately before the numerically corresponding day in the next calendar, month or, if that day is not a Business Day, on the next Business Day, provided that if either the period starts on the last Business Day in a calendar month or if there is no corresponding day in the next calendar month, the period shall end on the last Business Day of the next relevant calendar month;

(b)	a “person” shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association, partnership (whether or not having separate legal personality) or one or more of the foregoing;

(c)	a “statute” shall be construed as a reference to such statute as amended or re-enacted from time to time;

(d)	a “consent” shall be construed so as to include any approval, authorization, consent, exemption, licence, permission or registration by or from any governmental or other authority or any other person;

(e)	“fees, costs and expenses” shall be exclusive of any service tax or similar tax chargeable on them, which shall accordingly be payable in addition;

(f)	“indebtedness” includes any obligation (whether present or future, actual or contingent, secured or unsecured, as principal, surety or otherwise) for the payment or repayment of money;

(g)	reference to a time of the day shall mean local time in Kuala Lumpur unless otherwise stated;

(h)	“security” includes any mortgage, lien, hypothecation, security interest or other charge or encumbrance and any other agreement or arrangement having substantially the same economic effect and “secured” shall be construed accordingly;

(i)	“subsidiary” has the same meaning as that set out in the Companies Act 1965; and

(j)	any document shall, where the context so admits, include any amendment(s) or variation(s) thereof and addition(s) thereto from time to time and any other instrument(s) executed or hereafter or from time to time executed supplemental thereto or in substitution thereof.

(2)	Section headings are for convenience only and shall not in any way affect the interpretation hereof.

(3)	Save where the context otherwise requires words importing the singular number include the plural and vice versa.

1.04	Condition Precedent

The Guarantor shall not have any liability or obligation under this Guarantee until the day the Supplemental Facility Agreement to the Principal Agreement becomes unconditional.

ARTICLE II: COVENANT TO PAY

2.01	Covenant to pay

In consideration of the Lender agreeing, at the request of the Guarantor, to amend certain terms and conditions in the manner set out in the Supplemental Facility Agreement and to release the Original Guarantor, the Guarantor hereby guarantees to the Lender as principal obligor, and not merely as surety for payment or collection or otherwise:-

(a)	the Secured Indebtedness on demand by the Lender pursuant to Clause 11.1 of the Facility Agreement; and

(b)	in relation to the Secured Indebtedness interest at the Relevant Default Rate pursuant to the Facility Agreement provided, however, that if the Borrower disputes the declaration of an Event of Default made pursuant to Clause 11.1 of the Facility Agreement pending the said dispute being resolved within thirty (30) Business Days from the date of the said declaration, the Lender shall not issue a demand on the Guarantor under this Guarantee.

2.02	Liability as principal debtor

As between the Guarantor and the Lender but without affecting the Borrower’s obligations, the Guarantor shall be liable under this Clause as if it were the sole principal debtor and not merely the surety and accordingly the Guarantor shall not be discharged nor shall any of its liabilities be affected by anything which would not discharge it or affect its liabilities if it were the sole principal debtor.

2.03	Liability to subsist until full payment

The liabilities and obligations of the Guarantor under this Guarantee shall remain in force, notwithstanding any act, omission or neglect whatsoever of the Borrower until payment of all Secured Indebtedness. Upon payment of all of the Secured Indebtedness, the obligations of Guarantor under this Guarantee shall be irrevocably and unconditionally discharged and released in full. Without prejudice to its generality, the foregoing shall apply in relation to anything which would have discharged the Guarantor (wholly or in part) or which would have afforded the Guarantor any legal or equitable defence, and in relation to any winding up or dissolution of, or any change in constitution or corporate identity or loss of corporate identity by, the Borrower or any other person.

2.04	Discharge to be void if payment is not valid

Any such discharge or release, and any composition or arrangement which the Guarantor may affect with the Borrower shall be deemed to be made subject to the condition that it shall be void if any payment or security which the Lender may previously have received or may have thereafter received from the Borrower or the Guarantor or any other person in respect of the Secured Indebtedness is set aside under any applicable law or proves to have been for any reason invalid.

2.05	Demand

Any demand for payment of the Secured Indebtedness or any part thereof may be made by a notice in writing requiring payment within thirty (30) Business Days of a demand notice signed by a public officer of the Lender duly authorised under the Government Contracts Act 1949 (Revised 1973) or by any solicitor or firm of solicitors acting for the Lender and such notice shall be deemed to have been sufficiently served on the Guarantor if served in accordance with the manner set out in Clause 5.08 hereof.

2.06	Enforcement of this Guarantee

(a)	If any Event of Default occurs and no payment is received from the Borrower within 30 Business Days from the date of demand by the Lender in accordance with the terms of the Facility Agreement, the Lender is entitled at its own discretion:

(i)	to demand payment of the Secured Indebtedness or any part thereof under this Guarantee; and/or

(ii)	to enforce all or any part of the security granted under the Debenture (Clause 8.1 of the Debenture),

unless otherwise stated under the Finance Documents.

(b)	This Guarantee and/or the security granted under the Debenture are only enforceable up to the amount of the Secured Indebtedness.

(c)	In case that the Guarantor pays under this Guarantee, the Guarantor shall be subrogated to the rights of the Lender against the Borrower to the extent of the amount paid by the Guarantor under this Guarantee.

2.07	Guarantee not to be impaired.

Without prejudice to the generality of Clause 2.03 hereof, none of the liabilities or obligations of the Guarantor under this Guarantee shall be impaired by the Lender:

(a)	agreeing with the Borrower to any variation or departure of or from any of the terms and conditions of the Facility Agreement so that any such variation or departure (including any which may have been made before the signing of this Guarantee) shall, whatever its nature, be binding upon the Guarantor in all circumstances, provided that such variation or departure shall not under any circumstance whatsoever increase the liability of the Guarantor under this Guarantee;

(b)	releasing or granting any time or any indulgence whatsoever to the Borrower or the Guarantor or any third party and, in particular, waiving any of the conditions precedent under the Facility Agreement or waiving any contravention by the Borrower under the Facility Agreement or entering into any transaction or arrangement whatsoever with or in relation to the Borrower and/or any third party; and

(c)	taking, accepting, varying, dealing with, enforcing, abstaining from enforcing, surrendering or releasing any security for the Secured Indebtedness in such manner as it thinks fit, or claiming, proving for, accepting or transferring any payment in respect of the Secured Indebtedness in any composition by, or winding up of, the Borrower and/or any third party or abstaining from so claiming, proving, accepting or transferring.

ARTICLE III: REPRESENTATIONS AND WARRANTIES

3.01	Representations and warranties

The Guarantor hereby represents and warrants to the Lender that:

(a)	that it is a company duly incorporated under the laws of the Republic of Korea as a separate legal entity and has full power and authority to own its respective assets and carry on its business as it is now being carried on;

(b)	the Guarantor has the power or capacity to execute, deliver and perform the terms of this Guarantee;

(c)	the Guarantee constitutes the legal valid and binding obligations of the Guarantor in accordance with its terms;

(d)	that the execution, delivery and performance of this Guarantee will not exceed the powers granted to the Guarantor or violate the provisions of (1) any law or regulation or any order or decree of any governmental authority, agency or court to which it is subject or (2) the constituent documents of the Guarantor; and

(e)	that all regulatory consents required under the laws of the jurisdiction of incorporation of the Guarantor for or in connection with the execution, delivery, performance, legality or enforceability of this Guarantee have been obtained.

3.02	Continuing representations and warranties

Each of the representations and warranties set out in Clause 3.01 shall survive and continue to have full force and effect as from the date hereof until the Secured Indebtedness has been paid in full.

ARTICLE IV: BINDING ON THE SUCCESSORS-IN-TITLE

4.01	Amalgamation or reconstruction

This Guarantee shall not be determined or be in any way prejudiced by the liquidation, winding up or insolvency of the Borrower or any reconstruction or reorganization of or by the Borrower or any amalgamation thereof or therewith and in the event of any reconstruction or reorganization or any amalgamation thereof or therewith this Guarantee shall not determine or in any way prejudice but shall enure and be available for and by the reconstructed or reorganized or amalgamated company or concern.

4.2	Binding on successors-in-title

This Guarantee shall be binding upon the successors-in-title of the Guarantor and shall be enforceable against the successors-in-title by the Lender.

ARTICLE V: MISCELLANEOUS

5.01	Time of the essence

Time wherever mentioned shall be of the essence of this Guarantee.

5.02	Waiver, indulgence by the Lender

The Guarantor shall not be discharged, nor shall this Guarantee be discharged, by (A) any time, indulgence, concession, waiver or consent at any time given to the Borrower or the Guarantor by the Lender, (B) any amendment or supplement to any provisions of the Finance Documents or any other agreement, security, indemnity or guarantee save where there is an increase in the Facility amount or rate of interest or Relevant Default Rate or imposition of any new payment obligation (in such an event specific prior consent of the Guarantor must be obtained by the Lender), (C) the making or absence of any demand on the Borrower or the Guarantor for payment, (D) the enforcement or absence of enforcement of the Finance Documents or any other agreement, security, indemnity or guarantee, (E) the taking, existence or release of any other agreement, security, indemnity or guarantee, (F) the winding-up, amalgamation, reconstruction or reorganization of the Borrower or the Guarantor (or the commencement of any of the foregoing), (G) the illegality, invalidity or unenforceability of, or any defect in the provisions of, the Facility Agreement or any other Security Documents or of any obligations of the Borrower under the Facility Agreement or any other Security Documents, the Guarantor under this Guarantee, any obligations of any party under any other security document securing the Secured Indebtedness.

5.03	Payments to be without set-off or counterclaim

All repayments and payments whomsoever to be made by the Guarantor hereunder shall be made without set-off or counterclaim and free and clear of any restrictions or conditions and without regard to any bilateral, multilateral or whatsoever payment or clearing agreement, and free and clear of and without deduction for any taxes now or hereafter imposed by any competent governmental or other authority in Malaysia or elsewhere. If the Guarantor is compelled by law or otherwise to deduct any such taxes or to make any such deductions or withholding, the Guarantor shall pay such additional amounts as may be necessary in order that the net amounts received by the Lender hereunder after such deductions or withholdings shall equal the amounts which the Lender would have received had no such deductions or withholdings been required to be made.

5.04	Governing law

This Guarantee shall be governed by and construed in all respects in accordance with the laws of Malaysia.

5.05	Jurisdiction

The Parties agree that the courts of Malaysia shall have jurisdiction to settle any disputes which may arise out of or in connection with this Guarantee and that, accordingly, any legal action or proceedings arising out of or in connection with this Guarantee (“Proceedings”) may be brought in those courts and the Parties irrevocably submit to the non-exclusive jurisdiction of those courts.

5.06	Severability

If any of the provision of this Guarantee becomes invalid, illegal or unenforceable in any respect under law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired. The Lender and the Guarantor agree to replace the invalid, illegal or unenforceable provision by a valid provision that comes as close as possible to the commercial purpose pursued by the invalid, illegal or unenforceable provision. Any unintended gaps in this Guarantee will be handled in a similar manner.

5.07	Amendments

The provisions and terms of this Guarantee may at any time and from time to time be varied or amended by mutual consent of the Parties hereto. No amendment, variation or modification or waiver of any of the provisions of this Guarantee shall be effective unless made by mutual consent and made in writing by way of supplementary agreement specifically referring to this Guarantee.

5.08	Notices

(1)	Notices

Each notice, request, demand, approval, certificate or other communication to be made, served or given under these presents shall be in writing and shall be given, made or served personally or by post or facsimile to the following addresses or facsimile numbers:

Lender:

Secretary General to Treasury

Ministry of Finance

Loan Management, Financial Market and Actuary Division

Level 5, Centre Block

Ministry of Finance Complex

No. 5, Persiaran Perdana, Precinct 2

Federal Government Administrative Centre

62592 Putrajaya, Malaysia

Facsimile No : 03-8882 3579

Guarantor:	Hanwha Chemical Corporation 1 Janggyo-dong Jung-gu Seoul 100-797 Korea Attention of : Jung, Won Young [International Finance Team] Facsimile No : +822 729 1235

or at such other addresses or facsimile number as the Party may have notified to the other Party hereto in writing.

(2)	Deemed delivery

Any notice or other communication given by any Party to this Agreement shall be deemed to have been received:

(a)	if delivered by hand or by courier, on the date of delivery;

(b)	if sent by registered post, five (5) Business Days after posting, postage prepaid; and

(c)	if by facsimile, on the sender’s receipt of a transmission report which purports to confirm that the addressee has received such facsimile, provided that if the facsimile is sent on a date which is not a Business Day, such facsimile shall be deemed to have been received by the addressee on a day which fails on the next succeeding Business Day.

5.09	Stamp duty exemption

For the purposes of the Stamp Act, 1949, this Guarantee is exempt from stamp duty pursuant to the letter dated 12 June 2009 on behalf of the Minister of Finance.

Hanwha Chemical Corporation

/s/ Han Hong Bang
(executed by)
Name: Han Hong Bang
Designation: Representative Director

/s/ Won Young Jung
(witnessed by)
Name: Won Young Jung
Designation: Team Leader of International Finance